Exhibit 10.10(b)

                                    AMENDMENT


     This is an amendment to the agreement dated as of March 1, 1996 (the "Employment Agreement") by and among Qun Yi Zheng ("Employee"), Madis Botanicals, Inc., a New Jersey corporation (the "Company") and Pure World, Inc. ("Pure World") pursuant to which Employee has been employed by the Company (the "Amendment").

                                 R E C I T A L S

The Employee currently serves as a Vice President of the Company pursuant to the Employee Agreement. Effective August 1, 1997, the Company's Board of Directors has elected Employee a Senior Vice President. As an inducement for the continued service of Employee and his commitment to stay with the Company for at least three years, the Company has agreed to increase the term of the Employment Agreement and to guarantee the compensation under such agreement for a period of three years even in the event of death or disability.

     NOW, THEREFORE, the parties agree as follows:

     1. Survival of Employment Agreement. The Amendment shall amend the Employment Agreement only to the extent expressly provided herein and the Amendment shall supercede the terms of the Employment Agreement only where the two agreements are in conflict. In all other respects, the Employment Agreement shall survive and control the terms of Employee's employment. The Amendment and the Employment shall be incorporated together and constitute one agreement (the "Amended Employment Agreement").

     2. Terms of Agreement. The term of employment under the Amended Employment Agreement shall be three years commencing August 1, 1997 (the "Effective Date") and shall extend until August 1, 2000 unless sooner terminated pursuant to
Section 6 hereof. The term of the Employees' employment under the Amended Employment Agreement shall be automatically extended one day for each day elapsed after the Effective Date. Employment of the Employee by the Company prior to the Effective Date shall be counted in determining the Employee's continuous service with the Company for purposes of any benefit computation.

     3.  Compensation.  For all  services  rendered  by the  Employee  under the
Amended Employment Agreement, the Company shall pay the Employee an annual salary of $120,000 (the "Base Salary"), payable in the same periodic installments customary for other employees of the Company. The Board of Directors of the Company shall from time to time review the compensation to be paid to the Employee under the Amended Employment Agreement and shall increase (but not decrease) the compensation in such amounts, if any, as the Board of Directors determines.

     4. Death Benefits. Subject to the provisions of Section 6.1 of the Amendment, in the event of the Employee's death during the term hereof, the Company shall pay to such beneficiaries as the Employee shall designate in writing prior to the Employee's death, or if he fails to designate a beneficiary, to the Employee's spouse or, if none, to the Employee's estate, an annual benefit equal to his then current annual salary (the "Death Benefit"). The Death Benefit shall be payable in equal monthly installments for a period of 3 years, commencing on the first day of the next month following the month in which the Employee's death occurs. Payments made pursuant to this Section 4 shall be made in lieu of any and all payments provided for in Section 2 of the Amendment

     5. Disability.

     A. In the event of Employee's disability as defined in the Employment Agreement, the Employee shall be paid such benefits to which he is entitled under the terms of such long-term disabiity insurance as the Company has provided him or 80% of his salary for a period of three years from the date of such disability whichever is higher ("Disability Payments").

     B. In the event of the Employee's death during the period in which Disability Payments are to be paid, the Company shall pay any remaining Disability Payments due pursuant to such beneficiaries as the Employee designates in writing before his death, or upon his failure to designate a beneficiary, to his surviving spouse or, if none, then to the Employee's estate. Such payments shall be paid in lieu of any and all payments provided for in
Section 4 the Amendment.

     6. Termination. The Employee's employment hereunder may be terminated only under the following circumstances:

     6.1 By the Company for Cause. The Company may terminate the Employee's employment hereunder for "cause" upon not less than five days' prior written notice of such termination. For purposes of this Agreement, the Company shall have "cause" to terminate the Employee's employment hereunder upon (A) the continued failure by the Employee to substantially perform his duties hereunder (other than any such failure resulting from the Employee's incapacity due to physical or mental illness or the removal of Employee's office to a location more than 5 miles from its current location), which failure has not been cured

(i) within three days after a written demand for substantial performance is delivered to the Employee by the Company that specifically identifies the manner in which the Company believes the Employee has not substantially performed his duties (the "Three Day Period"), or (ii) in the event such failure cannot be reasonably cured within the Three Day Period, within 20 days thereafter, provided that the Employee promptly commences and thereafter diligently prosecutes the cure thereof, or (B) Employee's conviction of any criminal act or fraud with respect to the Company. Notwithstanding the foregoing, the Employee's employment may not be terminated for cause unless and until the Company has delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than 75 percent of the entire Board of Directors at a meeting of the Board (of which the Employee was given at least 20 days prior written notice and an opportunity, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Employee has not substantially performed his duties (which failure shall be described in detail) and such failure has not been cured within the period described in (ii) above. In addition, the Company shall not have cause to terminate the Employee's employment hereunder as a result of any event occurring prior to the date hereof and previously disclosed to the Company. The burden of establishing cause shall be upon the Company.

     6.2 Termination by the Employee. The Employee may terminate his employment hereunder for failure to make the payments specified herein if the Company fails to make such payments for a period of five days after Employee has given notice of such failure.

     7. Notices. All notices hereunder shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, to the following address:

     If to the Company:
     376 Main Street
     PO Box 74
     Bedminster, New Jersey  07921

     If to the Employee:
     6 Fox Hill Drive
     Wayne, New Jersey  07470

     The Company or the Employee may hereafter designate another address to the other in writing for purposes of notices under the Amended Employment Agreement.

     8. Waivers. Any waiver by any party of violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

     9. Assignability. This Agreement shall not be assignable by the Company without the written consent of Employee, except that if the Company shall merger or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, this Agreement shall be binding to the Employee and be for the benefit of and binding upon the successor of the Company resulting from such merger, consolidation or transfer without Employee's consent, unless this Agreement is terminated pursuant to
Section 6.2. Employee may not assign, pledge, or encumber any interest in this Agreement or any part thereof without the express written consent of the Company, this Agreement being personal to Employee.

     10. Severability. Each provision of the Amended Employment Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of the Amended Employment Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from the Amended Employment Agreement, but every other provision of the Amended Employment Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of July 28, 1997.

                                            MADIS BOTANICALS, INC.

                                            By:     /s/ Natalie I. Koether
                                                    ----------------------
                                            Title:  President

                                            PURE WORLD, INC.

                                            By:    /s/ Paul O. Koether
                                                   ------------------------
                                            Title: Chairman

QUN YI ZHENG

/s/ Qun Yi Zheng
----------------
Qun Yi Zheng